Exhibit 99.1

Company Press Release

First Bancorp of Indiana, Inc. Announces Earnings

EVANSVILLE, Ind., April 11, 2008. First Bancorp of Indiana, Inc., (Nasdaq:FBEI), the holding company for First Federal Savings Bank, reported earnings of $355,000 for the third fiscal quarter ended March 31, 2008, compared to earnings of $190,000 for the same quarter in fiscal 2007. The 86.8 percent improvement in quarterly net earnings was attributed largely to an improved net interest margin and fee income enhancements. For the first nine months of fiscal 2008, net income was $791,000, compared with $591,000 in the like period a year ago.

Third quarter earnings represented 20 cents per average outstanding share (diluted) compared to 10 cents for the quarter ended March 31, 2007. For the first three quarters of the fiscal 2008, diluted earnings per share totaled 44 cents on 1.80 million average shares compared to 34 cents on 1.72 million average shares during the same period the preceding year. The greater number of diluted shares in fiscal 2008 was attributed primarily to the 293,946 shares issued in conjunction with the October 1, 2006, acquisition of Home Building Bancorp, Inc.

Certain information in this press release may constitute forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors that could cause actual results to differ materially from those estimated. Undue reliance should not be placed on such forward-looking statements.

First Bancorp of Indiana, Inc. and First Federal Savings Bank, an FDIC-insured federal stock savings bank, operate from headquarters in Evansville, Indiana.

CONTACT: Michael H. Head, President and CEO, First Bancorp of Indiana, 812-492-8100.

First Bancorp of Indiana, Inc. Consolidated Financial Highlights (in thousands)
	3/31/2008	6/30/2007
Selected Balance Sheet Data:	(unaudited)
Total assets	370,668	362,992
Investment securities	41,582	44,602
Mortgage-backed securities	54,784	35,496
Loans receivable, net	231,259	233,237
Deposit accounts	228,135	251,234
Borrowings	101,499	72,496
Equity capital	34,176	34,218

	Three months ended March 31,		Nine months ended March 31,

	2008	2007	2008	2007
Operating Results:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income	5,276	5,085	15,779	14,194
Interest expense	3,227	3,215	9,951	8,709
Net interest income	2,049	1,870	5,828	5,485
Provision for loan losses	135	105	330	300
Net interest income after provision	1,914	1,765	5,498	5,185
Noninterest income	527	492	1,623	1,451
Noninterest expense	1,973	2,018	6,113	5,876
Income before income taxes
and cumulative effect of a	468	239	1,008	760
change in accounting principle
Income taxes	113	49	217	169
Cumulative effect of change in
accounting principle	0	0	0	0
Net income	355	190	791	591

	At or for the three months ended March 31,		At or for the nine months ended March 31,
Selected Financial Ratios:	2008	2007	2008	2007
Performance Ratios:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Return on average assets	0.38%	0.21%	0.29%	0.23%
Return on average equity	4.12%	2.22%	3.09%	2.45%
Basic earnings per share	0.20	0.11	0.44	0.35
Diluted earnings per share	0.20	0.10	0.44	0.34
Interest rate spread	2.22%	2.05%	2.12%	2.11%
Net interest margin	2.42%	2.26%	2.34%	2.38%
Other expenses as a % of average total assets	2.12%	2.20%	2.22%	2.31%

Asset Quality Ratios:
Nonperforming loans as a % of total loans	0.10%	0.22%	0.10%	0.22%
Nonperforming assets as a % of total assets	0.10%	0.20%	0.10%	0.20%
Allowance for loan losses as a % of total loans	0.45%	0.50%	0.45%	0.50%
Allowance for loan losses as a %
of nonperforming loans	427.16%	226.97%	427.16%	226.97%

For further information:
Michael H. Head, President & CEO
(812) 492-8100